Exhibit 5.1

March 30, 2015

Corindus Vascular Robotics, Inc.

309 Waverley Oaks Rd., Suite 105

Waltham, MA 02452

Ladies and Gentlemen:

We have acted as special Nevada corporate counsel for Corindus Vascular Robotics, Inc., a Nevada corporation (the “Company”), to issue this opinion letter in connection with a total of 9,035,016 shares of Common Stock, $.0001 par value (such 9,035,016 shares being herein referred to as the “Shares”) issuable pursuant to the Company’s 2014 Stock Award Plan (the “Plan”). This opinion letter is submitted to you at your request in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission with respect to the issuance of the Shares. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

To issue the opinions below, we have examined and relied solely upon copies of the following documents:

i. The articles of incorporation and bylaws of the Company as are currently in effect.

ii. A certificate of the Company as to certain factual matters, including adoption of certain resolutions.

iii. The Plan.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We also have assumed the accuracy of a certificate of officers of the Company as to matters of fact.

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We express no opinion as to the laws of any other state, federal laws of the United States of America, or any other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and will be, when issued and delivered pursuant to the terms of the Plan and the duly authorized applicable Award and Award Agreement and payment or satisfaction of the agreed upon consideration which has been determined by the board of directors of the Company and is in compliance with Nevada law and the Plan, validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We have not advised the Company on any federal or state securities law matters. We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMEL & KLEGERMAN PC